Exhibit 10.2

Execution Version

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is entered into as of July 17, 2018, by and between Berry Petroleum Corporation, a Delaware corporation (the “Company”), and each of the parties identified on Schedule I hereto (each a “Seller” and collectively, the “Sellers”).

Background

A. Each Seller desires to sell to the Company, at the price and upon the terms and conditions set forth in this Agreement, the number of shares of common stock, par value $0.001 per share (the “Common Stock”), of the Company set forth opposite such Seller’s name on Schedule I hereto (each such share of Common Stock to be sold by such Seller, a “Purchased Interest” of such Seller); provided that in the event of a decrease (such decrease, a “Downsize”) in the number of shares of Common Stock to be sold in the Public Offering (as defined herein), which decrease shall be in the sole discretion of a Pricing Committee of the board of directors of the Company (the “Pricing Committee”), the Purchased Interests of each Seller shall be adjusted as set forth in the footnotes to Schedule I;

B. The Company desires to purchase each Seller’s Purchased Interests at the price and upon the terms and conditions set forth in this Agreement (the “Purchases”);

C. The Company is conducting a public offering (the “Public Offering”) of shares of its Common Stock (the “Underwritten Shares”) pursuant to an Underwriting Agreement, expected to be entered into on or about July 25, 2018 (the “Underwriting Agreement”);

D. The Company intends to use a portion of the net proceeds received from the Public Offering to complete the Purchases.

E. The board of directors of the Company has approved the transactions contemplated by this Agreement for purposes of Rule 16b-3 under the Securities Exchange Act of 1934 (the “Exchange Act”), which approval is intended to exempt each disposition by each Seller of its respective Purchased Interests, to the extent that such Seller or any person affiliated with it may be deemed an officer or director of the Company, including a “director by deputization,” from Section 16(b) of the Exchange Act.

NOW THEREFORE, in consideration of the mutual covenants herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agree as follows:

Agreement

1. Purchase.

(a) Firm Closing

i. At the Firm Closing (as defined below), subject to the satisfaction of the conditions and to the terms set forth in paragraphs 1(a)(ii) and 1(a)(iii) below, each Seller,

severally and not jointly, hereby agrees to transfer, assign, sell, convey and deliver to the Company 100% of its right, title and interest in and to such Seller’s Purchased Interests, and the Company hereby agrees to purchase such Purchased Interests, at a purchase price per Purchased Interest equal to the per share price at which the Company sells the Underwritten Shares to the underwriters in the Public Offering (the “Per Share Purchase Price”).

ii. The obligations of the Company to purchase Purchased Interests from any Seller at the Firm Closing shall be subject to (x) the closing of the Public Offering, (y) the representations and warranties of such Seller hereunder being true and correct in all material respects as of the Closing and (iii) such Seller having complied in all material respects with all of the covenants required to be performed by such Seller pursuant to this Agreement on or prior to the Firm Closing.

iii. The closing of the sale of the Purchased Interests (the “Firm Closing”) shall take place immediately following the initial closing of the Public Offering, at the offices of the Company, or at such other time and place as may be agreed upon by the Company and the Sellers.

iv. At the Firm Closing, each Seller shall deliver to the Company, or as instructed by the Company, duly executed transfer powers relating to such Seller’s Purchased Interests and the Company agrees to deliver to such Seller the Applicable Purchase Price by wire transfer of immediately available funds to the account(s) specified in writing by such Seller. “Applicable Purchase Price” means, with respect to any Seller, the product of the Per Share Purchase Price and the aggregate number of Purchased Interests being sold by such Seller at such closing pursuant to the terms of this Agreement.

(b) (i) Based on the representations in Section 3(g) and (h) and subject to Section 1(b)(ii) and (iii) below, neither the Company nor any of its affiliates shall withhold any amounts payable pursuant to this Agreement pursuant to the Internal Revenue Code of 1986, as amended (the “Code”) or any other applicable law. If the Internal Revenue Service issues a Notice of Proposed Adjustment (or similar Notice) that the Company was required to withhold and remit tax under Section 1445 of the Code on the proceeds payable to a Seller pursuant to this Agreement, then at the Company’s request, such Seller shall use commercially reasonable efforts to provide within 30 days evidence (intended to be sufficient to satisfy the requirements of United States Treasury Regulations Section 1.1445-1(e)(3)) that such Seller has filed all federal income tax returns required to be filed by such Seller (and paid all federal income tax shown as due from such Seller on such returns) with respect to the Purchase from such Seller pursuant to this Agreement; provided, however, at the election of such Seller, such Seller may provide any such evidence directly to the Internal Revenue Service and not to the Company or any other third-party.

(ii) (A) Within forty-five days from the Firm Closing, the Sellers will provide the Company with relevant information and any additional information reasonably requested by the Company in order for the Company and Sellers to cooperate in good faith to determine whether the Purchases are redemptions treated as exchanges as defined in Section 302(b) of the Code (such treatment, the “Exchange Treatment”). If the parties cannot agree on such determination, they shall refer the question to an independent accounting firm mutually acceptable to the parties who shall make such determination. The Company shall bear one-half and the Purchasers shall bear one-half of the fees, costs and expenses of the accounting firm. If the parties agree, or the independent accounting firm determines, that the Purchases qualify for Exchange Treatment, the parties shall file their tax returns in a manner consistent with such determination and the Company shall not send the Sellers a Form 1099 reporting the Purchases as a dividend.

(B) If the parties finally determine that the Purchases do not qualify for Exchange Treatment in accordance with Section 1(b)(ii)(A) above, any Non-U.S. Seller (as defined below), shall remit the amount of such withholding taxes and any associated interest and penalties to the Company to remit to the IRS in respect of such Non-U.S. Seller. Notwithstanding the foregoing, if neither Seller is a Non-U.S. Seller, this Section 1(b)(ii)(B) shall not apply and shall be treated as if it were not contained in the Agreement.

(C) For these purposes, to the extent that the parties finally determine that the Purchases do not qualify for Exchange Treatment, for purposes of determining the amount of a dividend subject to withholding, the Company and Sellers shall cooperate in good faith to determine an earnings and profits estimate (as determined for U.S. federal income tax purposes) in a manner consistent with U.S. Treasury Regulation Section 1.1441-3(c) to reduce, if applicable, the amount of any dividend, and shall cooperate with any Seller in providing relevant information with respect to any Seller seeking eligible refunds of any amounts so withheld. To the extent that any estimate of earnings and profits is less than the actual earnings and profits as determined for such year, procedures consistent with Section 1(b)(ii)(B) shall apply for purposes of any true-up of withholding obligations based on the final earnings and profits determination and a Non-U.S. Seller shall pay or withhold such amounts in a manner consistent with Section 1(b)(ii)(B). Notwithstanding the foregoing, if neither Seller is a Non-U.S. Seller, the last sentence of this Section 1(b)(ii)(C) shall not apply and shall be treated as if it were not contained in the Agreement.

(iii) If the Internal Revenue Service (or any state or local governmental authority) makes a determination within the meaning of Section 1313 of the Code (or equivalent law for state or local tax purposes) that the Purchases do not qualify for the Exchange Treatment, any relevant Seller that is a Non-U.S. Seller shall severally and not jointly indemnify and hold the Company harmless from and against any withholding taxes and associated interest and penalties that the Company may suffer, sustain or become subject to, that arises out of, or results from or relates to such determination that the Purchases do not qualify for the Exchange Treatment. Notwithstanding the foregoing, if neither Seller is a Non-U.S. Seller, this Section 1(b)(iii) shall not apply and shall be treated as if it were not contained in the Agreement.

(iv) If, before the date of the Firm Closing, any Seller wishes to transfer its shares to an affiliate that is not a Non-U.S. Seller and that is directly or indirectly owned and controlled by the same investors and controlling entities, Company shall cooperate with Seller to permit such transfer and the transferee shall sign a joinder to this Agreement.

2. Company Representations. In connection with the transactions contemplated hereby, the Company represents and warrants as of the date hereof to the Sellers that:

(a) The Company is a corporation duly organized and validly existing under the laws of the State of Delaware. The Company has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

(b) This Agreement has been duly authorized, executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable in accordance with its terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization or other laws affecting enforcement of creditors’ rights or by general equitable principles.

(c) The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions herein contemplated will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject, (ii) violate any provision of the certificate of incorporation or by-laws, or other organizational documents, as applicable, of the Company or its subsidiaries or (iii) violate any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any of its subsidiaries or any of their properties, in the case of each such clause, after giving effect to any consents, approvals, authorizations, orders, registrations, qualifications, waivers and amendments as will have been obtained or made as of the date of this Agreement, and except, in the case of clauses (i) and (iii), as would not reasonably be expected to have a material adverse effect on (A) the business, operations, results of operations, properties, assets or condition (financial or otherwise) of the Company and its subsidiaries, taken as a whole, or (B) the ability of the Company to consummate the transactions contemplated by this Agreement (a “Material Adverse Effect”); and no consent, approval, authorization, order, registration or qualification of or with any such court or governmental agency or body is required for the execution, delivery and performance by the Company of its obligations under this Agreement, including the consummation by the Company of the transactions contemplated by this Agreement, except where the failure to obtain or make any such consent, approval, authorization, order, registration or qualification would not reasonably be expected to have a Material Adverse Effect.

3. Representations of the Sellers. In connection with the transactions contemplated hereby, each of the Sellers, severally and not jointly, represents and warrants to the Company as of the date hereof and covenants and agrees that:

(a) Such Seller is duly organized and existing under the laws of its jurisdiction of organization.

(b) All consents, approvals, authorizations and orders necessary for the execution and delivery by such Seller of this Agreement and for the sale and delivery of the Purchased Interests to be sold by such Seller hereunder, have been obtained (except for such consents, approvals, filings, authorizations and orders as may be required under the Securities Act of 1933, state securities or Blue Sky laws,, the rules and regulations of FINRA or the rules and regulations of any exchange); and such Seller has full right, power and authority to enter into this Agreement and to sell, assign, transfer and deliver the Purchased Interests to be sold by such Seller hereunder, except for such consents, approvals, authorizations and orders as would not impair in any material respect the consummation of such Seller’s obligations hereunder.

(c) This Agreement has been duly executed and delivered by such Seller and constitutes a valid and binding agreement of such Seller, enforceable in accordance with its terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization or other laws affecting enforcement of creditors’ rights or by general equitable principles.

(d) The sale of the Purchased Interests to be sold by such Seller hereunder and the compliance by such Seller with all of the provisions of this Agreement and the consummation of the transactions contemplated herein (i) does not and will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any statute, indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which such Seller is a party or by which such Seller is bound or to which any of the property or assets of such Seller is subject as of the date hereof, (ii) and will not result in any violation of the provisions of any organizational or similar documents pursuant to which such Seller was formed (to the extent such Seller is not an individual) or any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over such Seller or the property of such Seller; except in the case of clause (i) or clause (ii), for such conflicts, breaches, violations or defaults as would not impair in any material respect the consummation of such Seller’s obligations hereunder.

(e) As of the date hereof and immediately prior to the delivery of its Purchased Interests to the Company at the Firm Closing, such Seller holds good and valid title to the Purchased Interests to be sold at the Firm Closing or a securities entitlement in respect thereof, and holds, and will hold until delivered to the Company, such Purchased Interests free and clear of all liens, encumbrances, equities or claims; and, upon delivery of such Purchased Interests (including by crediting to a securities account of the Company) and payment therefor pursuant hereto, assuming that the Company has no notice of any adverse claims within the meaning of Section 8-105 of the New York Uniform Commercial Code as in effect in the State of New York from time to time (the “UCC”), (A) under 8-501 of the UCC, the Company will acquire a valid security entitlement (within the meaning of Section 8-102(a)(17) of the UCC) to such Purchased Interests purchased by the Company and (B) no action (whether framed in conversion, replevin, constructive trust, equitable lien or other theory) based on an adverse claim (within the meaning of Section 8-105 of the UCC) to such security entitlement may be asserted against the Company.

(f) Such Seller (either alone or together with its advisors) has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the Purchases. Such Seller has had the opportunity to ask questions and receive answers concerning the terms and conditions of the Purchases, and has had full access to such other information concerning the Purchases as it has requested. Such Seller has received all information that it believes is necessary or appropriate in connection with the Purchases. Such Seller is an informed and sophisticated party and has engaged, to the extent such Seller deems appropriate, expert advisors experienced in the evaluation of transactions of the type contemplated hereby. Such Seller acknowledges that such Seller has not relied upon any express or implied representations or warranties of any nature made by or on behalf of the Company, whether or not any such representations, warranties or statements were made in writing or orally, except as expressly set forth for the benefit of such Seller in this Agreement.

(g) If such Seller (or if such Seller is a disregarded entity for U.S. federal income tax purposes (“Disregarded Entity”), its regarded tax owner) is a “United States person” (within the meaning of Section 7701(a)(30) of the Code), such Seller (or if such Seller is a Disregarded Entity, its regarded tax owner) will deliver, on or prior to the Firm Closing, (i) a properly completed and executed Internal Revenue Service Form W-9 and (ii) a certificate of non-foreign status of Seller in the form of Exhibit A.

(h) If such Seller (or if such Seller is a Disregarded Entity, its regarded tax owner) is not a “United States person” (within the meaning of Section 7701(a)(30) of the Code) (a “Non-U.S. Seller”), such Seller (or if such Seller is a Disregarded Entity, its regarded tax owner) will deliver, (i) on or prior to the Firm Closing, a properly completed and executed Internal Revenue Service Form W-8 and (ii) on or prior to the Firm Closing, a certificate that such Seller’s interest in the Common Stock does not constitute a U.S. real property interest under the provisions of Section 897 of the Code and the corresponding Treasury Regulations in the form of Exhibit B. If, as of the time of the Firm Closing (including as a result of a transfer permitted under Section 1(b)(iv), neither Seller is a Non-U.S. Seller, this Section 3(h) shall not apply and shall be treated as if it were not in the Agreement.

4. Termination. This Agreement shall automatically terminate and be of no further force and effect in the event that the Firm Closing has not occurred on or prior to August 15, 2018.

5. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally, mailed by certified or registered mail, return receipt requested and postage prepaid, or sent via a nationally recognized overnight courier, or sent via facsimile to the recipient. Such notices, demands and other communications will be sent to the address indicated below:

To the Sellers:

At the address listed for each Seller on Schedule I hereto.

With a copy to (which shall not constitute notice)

Paul, Weiss, Rifkind, Wharton and Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Attention: Ken Schneider

Email: Kschneider@paulweiss.com

To the Company:

Berry Petroleum Corporation

5201 Truxtun Ave.,

Bakersfield, California 93309

Attention: Kendrick F. Royer

Executive Vice President, General Counsel and Corporate

Secretary

E-mail: kroyer@bry.com

with a copy to (which shall not constitute notice):

Vinson & Elkins L.L.P.

1001 Fannin Street, Suite 2500

Houston, TX 77002

Attention: Douglas E. McWilliams; Sarah K. Morgan

E-mail: dmcwilliams@velaw.com; smorgan@velaw.com

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.

6. Miscellaneous.

(a) Survival of Representations and Warranties. All representations and warranties contained herein or made in writing by any party in connection herewith shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

(b) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality, or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed, and enforced in such jurisdiction as if such invalid, illegal, or unenforceable provision had never been contained herein.

(c) Complete Agreement. This Agreement and any other agreements ancillary thereto and executed and delivered on the date hereof embody the complete agreement and understanding between the parties and supersede and preempt any prior understandings, agreements, or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

(d) Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

(e) Assignment; Successors and Assigns. Subject to Section 1(d)(iv), neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall bind and inure to the benefit of and be enforceable by the Sellers and the Company and their respective successors and permitted assigns. Any purported assignment not permitted under this paragraph shall be null and void.

(f) No Third Party Beneficiaries or Other Rights. This Agreement is for the sole benefit of the parties and their successors and permitted assigns and nothing herein express or implied shall give or shall be construed to confer any legal or equitable rights or remedies to any person other than the parties to this Agreement and such successors and permitted assigns.

(g) Governing Law; Jurisdiction. This Agreement and all disputes arising out of or related to this Agreement (whether in contract, tort or otherwise) will be governed by and construed in accordance with the laws of the State of New York. EACH OF THE PARTIES TO THIS AGREEMENT IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT. Each of the parties (i) irrevocably submits to the personal jurisdiction of any state or federal court sitting in New York, New York, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, in any suit, action or proceeding relating to or arising out of, under or in connection with this Agreement, (ii) agrees that all claims in respect of such suit, action or proceeding, whether arising under contract, tort or otherwise, shall be brought, heard and determined exclusively in the federal court of the Southern District of New York (provided, that, in the event that subject matter jurisdiction is unavailable in that court, then all such claims shall be brought, heard and determined exclusively in any other state or federal court sitting in New York, New York), (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court, and (iv) agrees not to bring any action or proceeding relating to or arising out of, under or in connection with this Agreement or the Company’s business or affairs in any other court, tribunal, forum or proceeding. Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding brought in accordance with this paragraph. Each of the parties agrees that service of any process, summons, notice or document by U.S. registered mail to its address set forth herein shall be effective service of process for any action, suit or proceeding brought against it in accordance with this paragraph, provided, that nothing in the foregoing sentence shall affect the right of any party to serve legal process in any other manner permitted by law.

(h) Mutuality of Drafting. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of the Agreement.

(i) Remedies. The parties hereto agree and acknowledge that money damages will not be an adequate remedy for any breach of the provisions of this Agreement, that any breach of the provisions of this Agreement shall cause the other parties irreparable harm, and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance or other injunctive relief in order to enforce, or prevent any violations of, the provisions of this Agreement.

(j) Amendment and Waiver. The provisions of this Agreement may be amended, modified or waived only with the prior written consent of the Company and each of the Sellers. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions of this Agreement, nor shall any waiver constitute a continuing waiver. Moreover, no failure by any party to insist upon strict performance of any of the provisions of this Agreement or to exercise any right or remedy arising out of a breach thereof shall constitute a waiver of any other provisions or any other breaches of this Agreement.

(k) Further Assurances. Each of the Company and the Sellers shall execute and deliver such additional documents and instruments and shall take such further action as may be necessary or appropriate to effectuate fully the provisions of this Agreement.

[Signatures appear on following page]

IN WITNESS WHEREOF, the parties hereto have executed this Purchase Agreement on the date first written above.

Company:

Berry Petroleum Corporation

By:	/s/ Kendrick F. Royer
Name:	Kendrick F. Royer
Title:	Executive Vice President, Corporate Secretary and General Counsel

[Signature Page to Purchase Agreement]

Sellers:

Oaktree Opportunities Fund X Holdings (Delaware), L.P.

By:	Oaktree Fund GP, LLC
Its:	General Partner

By:	Oaktree Fund GP I, LP
Its:	Managing Member

By:	/s/ Kaj Vazales
Name:	Kaj Vazales
Title:	Authorized Signatory

By:	/s/ Robert LaRoche
Name:	Robert LaRoche
Title:	Authorized Signatory

Oaktree Value Opportunities Fund Holdings, L.P.

By:	Oaktree Value Opportunities Fund GP, L.P.
Its:	General Partner

By:	Oaktree Value Opportunities Fund GP Ltd.
Its:	General Partner

By:	Oaktree Capital Management, L.P.
Its:	Director

By:	/s/ Steven Tesoriere
Name:	Steven Tesoriere
Title:	Managing Director

By:	/s/ Jennifer Box
Name:	Jennifer Box
Title:	Managing Director

[Signature Page to Purchase Agreement]

SCHEDULE I

Seller	Address	Purchased Interests
Oaktree Value Opportunities Fund Holdings, L.P.	333 South Grand Avenue, Flr 28 Los Angeles CA 90071	119,098
Oaktree Opportunities Fund X Holdings (Delaware), L.P.	333 South Grand Avenue, Flr 28 Los Angeles CA 90071	291,131

Total		410,229

[Schedule I to Purchase Agreement]

Exhibit A

CERTIFICATION OF NON-FOREIGN STATUS

Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”) provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. In addition, under Section 1445(e) of the Code, a corporation must withhold tax with respect to certain transfers of property if a holder of an interest in the entity is a foreign person. For U.S. federal income tax purposes (including Sections 1445 of the Code), the owner of a disregarded entity (which has legal title to a U.S. real property interest under local law) will be the transferor of the property and not the disregarded entity.

Terms not defined in this Certification of Non-Foreign Status shall have the meaning of the terms set forth in the Stock Purchase Agreement (the “Agreement”) entered into as of July     , 2018, by and between Berry Petroleum Corporation (the “Transferee”) and each of the parties identified on Schedule I to the Agreement.

To inform the Transferee that withholding of tax is not required pursuant to Section 1445 of the Code upon the disposition by [(1) if transferor is a Regarded Tax Person: [[Name of Transferring LLC, Corporation, or Partnership] (“Transferor”) of the Common Stock pursuant to the Agreement, the undersigned hereby certifies the following on behalf of Transferor:] or (2) if transferor is a Disregarded Entity: [[Name of Disregarded Entity] of the Common Stock pursuant to the Agreement, the undersigned hereby certifies the following on behalf of [Name of Transferring LLC, Corporation, or Partnership] (“Transferor”):]

1.

[If transferor is a Disregarded Entity]: [[Name of Disregarded Entity] is a disregarded entity, as defined in Section 1.1445-2(b)(2)(iii) of the Income Tax Regulations, and is disregarded as separate from Transferor for U.S. federal income tax purposes;]

2.	Transferor is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Code and Income Tax Regulations);

3.	Transferor is not a disregarded entity, as defined in Section 1.1445-2(b)(2)(iii) of the Income Tax Regulations;

4.	Transferor’s U.S. employer identification number is [ - ]; and

5.	Transferor’s office address is:

[Street]

[City, State, Zip Code]

[Exhibit A to Purchase Agreement]

Transferor understands that this certification may be disclosed to the Internal Revenue Service by Transferee and that any false statement contained herein could be punished by fine, imprisonment or both. Under penalties of perjury, I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of Transferor.

Date:	[NAME OF TRANSFEROR]

By:
Printed Name:
Title:

[Exhibit A to Purchase Agreement]

Exhibit B

FOREIGN SELLER OWNERSHIP CERTIFICATION

Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”) provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person.

Treasury Regulation Section 1.897-1(c)(2)(iii) excludes certain interests in publicly traded U.S. corporations from the definition of “United States real property interest.” Such excluded interests include any class of stock of a domestic corporation that is regularly traded on an established securities market if such interest is owned by a person who beneficially owns five percent or less of the total fair market value of that class of interests at any time during the five-year period ending on the date of disposition of such interest.

For purposes of this five percent ownership test, the Common Stock held by a beneficial owner are aggregated with Common Stock held by certain other related beneficial owners under the constructive ownership rules referred to in the last sentence of Treasury Regulation Section 1.897-9T(b) (the “Constructive Ownership Rules”).

For U.S. federal income tax purposes (including Sections 1445 of the Code), the owner of a disregarded entity (which has legal title to a U.S. real property interest under local law) will be the transferor of the property and not the disregarded entity.

Terms not defined in this Foreign Seller Ownership Certification shall have the meaning of the terms set forth in the Stock Purchase Agreement (the “Agreement”) entered into as of July     , 2018, by and between Berry Petroleum Corporation (the “Transferee”) and each of the parties identified on Schedule I to the Agreement.

To inform the Transferee that withholding of tax is not required pursuant to Section 1445 upon the disposition by [(1) if transferor is a Regarded Tax Person: [[Name of Transferring LLC, Corporation, or Partnership] (“Transferor”) of the Common Stock pursuant to the Agreement, the undersigned hereby certifies the following on behalf of Transferor:] or (2) if transferor is a Disregarded Entity: [[Name of Disregarded Entity] of the Common Stock pursuant to the Agreement, the undersigned hereby certifies the following on behalf of [Name of Transferring LLC, Corporation, or Partnership] (“Transferor”):]

1.

[If transferor is a Disregarded Entity]: [[Name of Disregarded Entity] is a disregarded entity, as defined in Section 1.1445-2(b)(2)(iii) of the Income Tax Regulations, and is disregarded as separate from Transferor for U.S. federal income tax purposes;]

2.	Transferor is not a disregarded entity, as defined in Section 1.1445-2(b)(2)(iii) of the Income Tax Regulations;

3.	Transferor’s U.S. employer identification number, if any, is [ - ]; and

4.	Transferor’s office address is:

[Street]

[City, State, Zip Code]

5.

Transferor, together with any person whose ownership of Common Stock would be attributed to the Transferor under the Constructive Ownership Rules, do not currently hold, and have never held, Common Stock of greater than five percent of the total fair market value of the Common Stock at any time during the five-year period ending on the Firm Closing.

Transferor understands that this certification may be disclosed to the Internal Revenue Service by Transferee and that any false statement contained herein could be punished by fine, imprisonment or both. Under penalties of perjury, I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of Transferor.

Date:	[NAME OF TRANSFEROR]

By:
Printed Name:
Title:

[Exhibit B to Purchase Agreement]